On the Issue Date specified, Ford Motor Credit Company ("Ford Credit") will issue the series of its Continuously Offered Bonds for Retail Accounts
Due Nine Months or More From Date of Issue described below, in the aggregate principal amounts shown. Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to purchase each series of the Notes at the price indicated, for resale at the Price to Public shown below. After the initial public offering of each series, the offering price for that series may be changed.

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                                   Filed under Rule 424(b)(2), Registration Statement No. 333-75234
                                             Pricing Supplement No. 1, dated April 5, 2002
                           (To prospectus dated March 18, 2002, and prospectus supplement dated April 1, 2002)

                                                    Ford Motor Credit Company

                                           Continuously Offered Bonds for Retail Accounts
                                           Due Nine Months or More from the Date of Issue



                 Aggregate                             Price to
CUSIP            Principal                            Purchasing     Interest Rate     Interest      Stated Maturity     Survivor's
Number           Amount        Price to Public (1)     Agent (1)       Per Annum        Payment           Date            Option
                                                                                       Frequency


34539C AA0       $3,693,000        100.0%              99.6125%          5.100%        Quarterly       April 20, 2004        YES

Redemption Information:  N/A


34539C AB8       $3,133,000        100.0%              99.3875%          5.600%        Quarterly       April 20, 2005        YES

Redemption Information:  N/A


         Trade Date:  April 5, 2002                                                                    Merrill Lynch & Co.
         Issue Date:  April 10, 2002                                                                   Purchasing Agent
         Minimum Denominations/Increments: $1,000/$1,000                                               Acting as Principal
         All trades settle without accrued interest and clear SDFS:  DTC Book-Entry only
         DTC Participant Number:  5132



-----------------
 1 Expressed as a percentage of the aggregate principal amount.


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